Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Current Report on Form 8-K which is incorporated by reference in Registration Statement Nos. 333-26029, 333-26031, 333-26033, 333-80047, 333-33092, 333-86922, 333-90014, 333-103707, 333-103708, 333-115919, 333-182866, 333-190228, 333-194928, and 333-231176 on Form S-8, and 333-223489, 333-202553, 333-172970 and 333-180325 on Form S-3, of South State Corporation of our report dated February 27, 2020 on the consolidated financial statements of CenterState Bank Corporation, and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of CenterState Bank Corporation for the year ended December 31, 2019.

/s/ Crowe LLP

Fort Lauderdale, Florida

June 5, 2020